Portman Limited
ABN 22 007 871 892
Level 11
The Quadrant
1 William Street
Perth 6000
Western Australia
GPO Box W2017
Perth, 6001
Tel: 61 8 9426 3333
Fax: 61 8 9426 3344

2 November 2007

(4 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY EARNINGS REPORT FOR THE PERIOD ENDED 30 SEPTEMBER 2007

Please find attached Portman’s Quarterly Earnings Report for the period ended 30 September 2007.

Yours faithfully

/s/ C. M. Rainsford
CM Rainsford
Company Secretary

PORTMAN LIMITED

PORTMAN LIMITED
A.B.N. 22 007 871 892

1.0 PORTMAN REPORTS THIRD QUARTER EARNINGS

Portman Limited (ASX:PMM) today reported third quarter 2007 unaudited net profit of $20.5 million (2006: $30.3 million) or 11.7 cents per share (2006: 17.2 cents per share). Net profit for the nine months ended in 2007 was $77.6 million (2006: $82.6 million) or 44.2 cents per share (2006: 47.0 cents per share).

Following is a summary:

	(In Millions Except Per Share)
	Third Quarter		9 Months Ending
	2007	2006	2007	2006
Sales Tonnes (Mt)	2.1	1.9	6.2	5.2
Sales Revenue	$137.4	$129.0	$403.7	$337.8
Net profit before tax	$29.5	$43.2	$110.9	$117.5
Net profit after tax	$20.5	$30.3	$77.6	$82.6
Cents per share	11.7	17.2	44.2	47.0
Depreciation and amortisation	$7.2	$7.8	$17.9	$18.9
Capital additions	$11.3	$2.9	$15.0	$33.2

•	There were $10.7 million and $1.5 million of non-cash additions at 30 September 2007 and 30 September 2006 respectively.

Third Quarter

The decrease in net profit after tax of $9.8 million was comprised of a $13.7 million decrease in pre-tax profit, net of $3.9 million decrease in income taxes. The pre-tax earnings decrease of $13.7 million was due primarily to:

•	an appreciation in the Australian dollar relative to the US Dollar $15.3 million;

•	increased price and spending on costs of goods sold $11.7 million which includes changeover costs relating to the new mining contractor;

•	unfavourable mark-to-market adjustment on the hedge book, $1.9 million reflecting the fair value movement in the time value of option based hedges;

•	an unfavourable sales mix of $1.8 million; and

•	shipping and selling costs increased by $1.1 million primarily due to increased sales royalties and ship loading costs.

These variances were partially offset by:

•	higher selling price, $12.5 million; and

•	favourable sales volume variance $6.0 million (net of cost of goods sold).

First 9 Months ending 30 September

The decrease in net profit after tax of $5.0 million was comprised of a $6.6 million decrease in pre-tax profit, net of $1.6 million decrease in income taxes. The pre-tax earnings decrease of $6.6 million was due primarily to:

•	an appreciation in the Australian dollar relative to the US Dollar $34.2 million;

•	increased price and spending on costs of goods sold $22.7 million which includes changeover costs relating to the new mining contractor;

•	an unfavourable sales mix of $8.0 million;

•	mark-to-market adjustment on the hedge book, unfavourable $6.9 million reflecting the fair value movement in the time value of option based hedges; and

•	shipping and selling costs increased by $6.9 million primarily due to increased sales royalties and ship loading costs.

These variances were partially offset by:

•	higher selling price, $40.7 million; and

•	favourable sales volume variance $30.9 million (net of cost of goods sold).

Capital Expenditure

The Company’s 2007 capital expenditure program to support process improvements and improved quality control is estimated to total $66.0 million (which includes $53.5 million in finance leases relating to new mining equipment), which is being funded from current cash flow. Capital expenditure in 2006, which included the approved expansion to 8 million tonnes per annum, totalled $42.6 million.

Inventory

At 30 September 2007 Portman had 1.0 million tonnes of finished product inventory, 0.1 million tonnes higher than the end of the 2006 third quarter.

Liquidity

At 30 September 2007, Portman had $126.7 million of cash and cash equivalents and $42.5 million in held to maturity investments exceeding 90 days. At 30 September 2006, Portman had $99.7 million of cash and cash equivalents. The $69.5 million increase in liquid assets primarily reflects increased sales prices and sales volumes.

Outlook

The 2007 Australian average selling price of lump and fines ore is expected to be in line with 2006 as the increase in benchmark prices is offset by the stronger Australian dollar. Per-tonne unit production costs are anticipated to be approximately nine percent higher in 2007.

Portman’s estimate of 2007 production is 8.1 million tonnes which includes 7.4 million from the Koolyanobbing operation. Portman’s estimate of 2007 sales is 8.2 million tonnes of which 7.6 million tonnes relates to the Koolyanobbing operation.